Exhibit 99.1

SandRidge Energy, Inc. Announces Sale of North Park Basin Assets For $47 Million

OKLAHOMA CITY, Dec. 14, 2020 /PRNewswire/ -- SandRidge Energy, Inc. (the "Company" or "SandRidge") (NYSE:SD) today announced that it has entered into a definitive agreement for the sale of its North Park Basin assets ("NPB").

The consideration is $47 million in cash subject to customary post-closing adjustments. The effective date is October 1, 2020, and the transaction is expected to close during the first quarter of 2021.

NPB accounted for less than 10% of the Company's production during the quarter ended September 30, 2020 and less than 10% of the Company's Proved Developed Reserves as of December 31, 2019.

Carl Giesler, SandRidge's President and CEO, commented, "We believe this transaction significantly enhances shareholder value. It monetizes an asset the value of which, we believe, has not been adequately reflected in our stock price and which had become increasingly non-core with the Company's shift to a cash optimization-focused strategy."

Jefferies LLC provided a financial fairness opinion to the Company. Winston & Strawn LLP acted as legal advisor to the Company.

About SandRidge Energy, Inc.
SandRidge Energy, Inc. (NYSE: SD) is an independent oil and gas company engaged in the development and acquisition of oil and gas properties. Its primary areas of operation are the Mid-Continent in Oklahoma and Kansas and the North Park Basin in Colorado. Further information can be found at www.sandridgeenergy.com.

For further information, please contact:

Investor Relations
SandRidge Energy, Inc.
1 E. Sheridan Ave., Suite 500
Oklahoma City, OK 73104
(405) 429-5500